Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months Ended March 31, 2019

DOYLESTOWN, Pennsylvania, May 14, 2019 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported net sales of $2.3 million for the three months ended March 31, 2019, compared to net sales of $3.4 million for the three months ended March 31, 2018.

The Company incurred a net loss for the three months ended March 31, 2019, of $1.0 million, or ($0.09) per share, compared to a net income of $43,000 or $0.00 per share, for the three months ended March 31, 2018.

Results for the first quarter of 2019 compared to the first quarter of 2018 principally reflect the net effect of (i) a decrease in net sales of $1.1 million due to a decrease in shipments, (ii) an aggregate increase in sales and marketing and research and development costs of $101,000, offset by (iii) a decrease in administrative costs of $15,000.

Mr. Karkus stated “We are on track with the development of ProPhase Digital Media (“PDM”), the digital marketing division of the Company. We recently completed the optimization phase for digital distribution of our lead product, Legendz XL®. We expect to ramp up direct to consumer sales of Legendz XL during 2019. If our model proves successful, our goal is for PDM to market our other internally developed products and ultimately market other companies’ products as well.”

Mr. Karkus added, “In addition to digital distribution, we continue to ship our new dietary supplement, Legendz XL®, to a major retail drug chain and other retailers. We currently have positive indications of interest from other major retailers as well. Implementation of our dietary supplement strategy will require significant investment in marketing as well as significant additional distribution within the various retail channels and e-commerce venues in order to achieve a successful launch and build a successful new product line.”

Mr. Karkus also noted, “We continue to own and operate our Pharmaloz manufacturing facility which manufactures and supplies Cold-EEZE® lozenges to Mylan as well as lozenges to other companies on a contract manufacturing basis. Manufacturing revenue fluctuates from quarter to quarter. Also, marketing and distribution expenses may increase as we build our consumer products businesses. Therefore, the Company’s results are likely to continue to fluctuate from quarter to quarter.”

Mr. Karkus concluded, “Looking forward, in addition to developing our consumer products businesses and growing our manufacturing business, the Company continues to explore a wide range of acquisition opportunities in the consumer products space, as well as investments and acquisitions in other sectors and industries.”

About the Company

We are a vertically integrated and diversified branding, marketing and technology company with deep experience with over-the-counter (“OTC”) consumer healthcare products, dietary supplements and other remedies. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products, dietary supplements and other remedies in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand, a wholly-owned subsidiary of the Company.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, our plans with respect to the digital distribution of our new product Legendz XL® and our goals with respect to future marketing by ProPhase Digital Media. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months ended
	March 31, 2019	March 31, 2018
Net sales	$2,318	$3,407
Cost of sales	1,798	1,982
Gross profit	520	1,425

Operating expenses:
Sales and marketing	266	172
Administration	1,204	1,219
Research and development	94	87
Total operating expenses	1,564	1,478
Loss from operations	(1,044)	(53)

Interest income, net	31	96
Net income (loss)	$(1,013)	$43

Other comprehensive income (loss):
Unrealized gain (loss) on marketable debt securities	15	(43)
Total comprehensive loss	$(998)	$-

Basic earnings (loss) per share	$(0.09)	$-
Diluted earnings (loss) per share	$(0.09)	$-

Weighted average common shares outstanding:
Basic	11,557	11,130
Diluted	11,557	11,413

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$2,450	$1,554
Marketable debt securities, available for sale	$4,229	$6,687
Accounts receivable, net	$788	$2,968
Inventory	$1,611	$1,903
Total current assets	$14,126	$18,238
Total assets	$16,572	$20,737

Total current liabilities	$870	$4,233
Total stockholders’ equity	$15,702	$16,504